Exhibit 99.1

ThredUp Inc.
Q4 2023 Earnings Call

ThredUp Inc.
Q4 2023 Earnings Call
CORPORATE SPEAKERS:
Lauren Frasch
ThredUp Inc.; Head of Investor Relations
James Reinhart
ThredUp Inc.; Chief Executive Officer and Co-Founder
Sean Sobers
ThredUp Inc.; Chief Financial Officer

PARTICIPANTS:
Irwin Boruchow
Wells Fargo; Analyst
Anna Andreeva
Needham & Company; Analyst
Tom Nikic
Wedbush; Analyst
Edward Yruma
Piper Sandler; Analyst
Alexandra Steiger
Goldman Sachs; Analyst
Dana Telsey
Telsey Group; Analyst

PRESENTATION:
Operator^ Good afternoon. My name is Jenny and I will be your conference operator today. At this time, I would like to welcome everyone to the ThredUp Fourth Quarter 2023 Earnings Conference Call. (Operator Instructions)

I would now like to hand the conference over to Lauren Frasch, Head of Investor Relations. Please go ahead.

Lauren Frasch^ Good afternoon. Thank you for joining us on today's Conference Call to discuss ThredUp's fourth quarter and full year 2023 financial results.

With me are James Reinhart, ThredUp CEO and co-Founder; and Sean Sobers, CFO.

We posted our press release and supplemental financial information on our Investor Relations website at ir.thredup.com.

This call is being webcast on our IR website. And a replay of this call will be available shortly.

Before we begin, I'd like to remind you that we will make forward-looking statements during the course of this call, including but not limited to statements regarding our earnings guidance for the first fiscal quarter and full year of 2024, future financial performance, including our goal of reaching adjusted EBITDA breakeven on a consolidated annual basis, our expectations for capital expenditures and other

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developments in our business in the U.S. and Europe; market demand, growth prospects, business strategies and plans and our ability to cost effectively attract new buyers. Words such as anticipate, believe, estimate and expect as well as similar expressions are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, involve known and unknown risks and uncertainties, including our ability to effectively deploy new and evolving technologies, such as artificial intelligence and machine learning in our offerings and the effects of inflation, increased interest rates, changing consumer habits, climate change and general global economic uncertainty.

Our actual results could differ materially from any projections of future performance or results expressed or implied by such forward-looking statements.

You can find more information about these risks, uncertainties and other factors that could affect our operating results in our SEC filings, earnings press release and supplemental information posted on our IR website.

Any forward-looking statements that we make on this call are based on assumptions as of today and we undertake no obligation to update these statements as a result of new information or future events.

In addition, during the call, we will present certain non-GAAP financial measures.

These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from GAAP measures.

You can find additional disclosures regarding these non-GAAP measures, including reconciliations of comparable GAAP measures in our earnings press release and supplemental information posted on our IR website.

Now, I'd like to turn the call over to James Reinhart.

James Reinhart^ Good afternoon, everyone. I'm James Reinhart, CEO and Co-Founder of ThredUp. Thank you for joining ThredUp's fourth quarter 2023 and fiscal year 2023 earnings call.

As we head into a new fiscal year, we're pleased to share ThredUp's financial results and key business highlights from our fourth quarter. In addition to the financial results, we will also reflect on the progress we made in 2023, as well as provide an update on key strategic initiatives that we expect will drive growth and margin expansion in 2024.

I'm particularly excited to share how we're leveraging AI across our business and how we believe we are uniquely positioned to benefit from advancements in this technology. I will then hand it over to Sean Sobers, our Chief Financial Officer, to talk through our fourth quarter 2023 and fiscal year 2023

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financials in more detail. He will also provide our outlook for the first quarter of 2024 and fiscal year 2024. We'll close out today's call with a question-and-answer session.

Let me start with our Q4 results. We closed out 2023 with another quarter of strong financial performance, demonstrating healthy top line growth and bottom line leverage.

Our revenue exceeded the high end of our guidance at $81.4 million, representing a year-over-year increase of 14%. We reached 1.8 million active buyers in Q4, up 9% compared to the same quarter last year. Orders reached a record high of $1.8 million, a 17% year-over-year increase.

In Q4, gross margins came in at 62%, the midpoint of our range. But note, this includes our decision to do a onetime write-off of $1.9 million of aged and unproductive inventory in Europe that we had acquired in early 2023. This action had a 230 basis point impact to our consolidated gross margins.

Excluding this onetime impact, our consolidated gross margin exceeded our guidance at 64%, representing gross profit growth of 16%.

The onetime write-off in Europe also impacted our adjusted EBITDA in Q4, which totaled negative $2.1 million or minus 2.6%. Excluding the onetime inventory write-off, we're proud to deliver an adjusted EBITDA loss of just $200,000. This 790 basis point improvement over last year represents a significant progress we made toward breakeven in 2023 and indicates our clear line of sight towards full year adjusted EBITDA breakeven in 2024, which Sean will talk about more in a bit. I'm particularly proud to report that despite a highly competitive Q4, the US business posted expanded gross margins of 78%, while generating positive adjusted EBITDA for the second consecutive quarter.

Stepping back, 2023 was a very strong year for our business. Despite a challenging discretionary environment caused by compounded inflation and elevated interest rates, we delivered consolidated net revenue growth of 12%, active buyer growth of 9%, while expanding adjusted EBITDA margin 960 basis points.

We're extremely pleased with how well our US business continues to scale and believe that this year has demonstrated the growth and earnings opportunity of a managed resell business model. Our European business demonstrated strong growth and accelerated its transformation to becoming a leading resale marketplace in Europe.

Finally, we finished the last phases of our distribution network build-out and expect minimal maintenance CapEx until at least 2026. With limited CapEx needs over the next few years, we expect our cash flows from operations to move in line with our adjusted EBITDA.

Now let's turn to the year ahead. Let me start with profitability on a consolidated basis. The good news is that we are already there in the U.S., which makes up 80% of our overall business.

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We believe we've demonstrated the strength of our unit economics and our bottom line discipline, having delivered positive adjusted EBITDA in the U.S. in both Q3 and Q4 of 2023. We expect that the U.S. business will continue to expand gross margins and generate positive adjusted EBITDA this year, as we grow, continue to automate and leverage our expenses.

Our next task is to do this in Europe. We've nearly doubled revenue in Europe since our acquisition in 2021 and continue to progress towards positive adjusted EBITDA in that market. To give you a sense of how we evaluate our European business, we apply the Rule of 40 to the EU's gross profit growth and adjusted EBITDA rate. We believe gross profit is the best indicator of its growth, when normalized for the consignment transition.

And we expect that business to be well above 40 in the year ahead. I'm confident that we are on the right track, tackling the large opportunity in Europe with a proven playbook from the US.

We expect to see continued improvement in Europe each quarter driven by three core initiatives. Some of these may sound familiar if you followed us since our IPO. First, we are accelerating the transition to consignment. This process began in mid-'23 and we expect Europe to be approximately 20% consignment revenue in 2024.

As I've shared on previous calls, this change presents a short-term headwind to revenue due to the accounting treatment, but we believe that it will yield the business with a superior margin profile and provide us with more levers to flex margins and growth investments.

Second, we are migrating our dynamic data-driven pricing system from the U.S. to Europe to improve sell-through rates. The faster items sell, the more we maximize average selling prices and minimize our aged inventory, which yields better margins. This work is already starting to pay off, as we are seeing some of the fastest sell-throughs in history year-to-date in 2024.

And third, we're introducing inventory sculpting. Using the U.S. item acceptance model as a guide, we recently implemented a similar system in the EU to determine which items are listed in our marketplace at any given time.

By leveraging data science, we are segmenting inventory to better identify what types of items sell quickly and which items maximize gross profit.

The goal is a marketplace with an overall assortment that's more desirable to buyers and expands Europe's gross margin profile.

To summarize, the U.S. has already posted two consecutive quarters of positive adjusted EBITDA. And as we continue to apply U.S. strategies and tactics to Europe to improve our gross margins in that market, we expect to achieve positive consolidated adjusted EBITDA on an annual basis in 2024.

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Next, I'd like to share an overview of strategic initiatives that are designed to drive business growth in 2024. Let me start with the ways we're deploying artificial intelligence to improve the customer experience and reduce cost in our distribution network. First, we recently debuted an AI-powered search experience that makes it easy and intuitive to find any secondhand item on ThredUp. Our vast selection of inventory is one of our biggest assets, but it also creates challenges for buyers, as they shop up to four million unique secondhand items at any given time.

This new search functionality significantly enhances the secondhand shopping experience in our marketplace by combining visual language with personal style, by enabling buyers to curate style inspirations effortlessly whether it's by searching for a popular item like a satin cocktail dress or a descriptive trend or look like Sunday brunch dress or a phrase that evokes emotion like Academy Award seek, ThredUp can help shoppers find exactly what they want. It's not only fun to use, but it also has that sense of magic to it. Sometimes you just can't believe how good the technology is at delivering relevant results. Early indicators show an increase in searches per session, a higher add-to-cart conversion of items from search and higher click-through for individual product pages.

Second, we have begun to leverage Generative AI technology that will soon give customers the ability to create outputs they love using just a text description. For example, a friend is looking for an outfit to wear a fancy lūʻau on an upcoming trip to Hawaii, using natural language prompts are Generative AI tool, created enough to composed of a beautiful floral crop top, a slowly white maxi skirt with a side slit, paired with highly embellish sandals.

Want to create an outfit from popular magazines or style influencers or runway trends? We can now easily do that while delivering shoppable secondhand product up to 70% off when a consumer might pay new. The list of outfits that can be generated through this tool is endless, restricted only by the imagination of our buyers. We'll be leading these style inspiration touch points throughout the product experience over the year ahead and look forward to sharing more soon.

I want to emphasize that AI is an enormous leap forward for us in bringing emotion and storytelling to the millions of unique shopping journeys that regularly happen on ThredUp. Given the breadth of our offering and the limitation of not having on-model photography in our core product experience, we believe Generative AI technology disproportionately benefits a managed marketplace like ThredUp compared to other apparel or peer-to-peer marketplaces.

Now, let me turn to AI and operations.

We're also implementing AI across more operations in our distribution center network to enhance the customer experience and improve throughput and productivity. Once the garment has been photographed, we employ advanced AI technologies to extract a wide range of detailed characteristics of the item from its image. This capability not only enriches our inventory database, but also streamlines the categorization and processing of items. This has improved operational efficiency and the accuracy of our product listings, resulting in better search and personalization in our marketplace. We see near-term opportunities

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for Generative AI to improve visual merchandising and add more engaging content to the shopping journey without us having to use expensive on model photography.

Eventually, you can imagine a world where AI not only supplements manual photography, but replaces it.

These AI-driven initiatives have enabled us to set new standards for efficiency and accuracy and are paving the way for continuous innovation and potential margin expansion. So much of what we believe, we could achieve over the next few years through our own software and industrial engineering development has now become readily available, and it's cheaper and faster than we imagined.

Beyond AI, we're seeing continued improvements across a number of areas. For example, our delivery promise and thrift promise initiatives, which aim to deliver purchase to doorstep shipping in four days or less and do right by the customer with every order continue to make progress. Orders delivered within this timeframe have increased more than 150% year-over-year in the quarter to date. Our return rate decreased by 700 basis points in Q4 compared to the same quarter last year.

We've also put a renewed focus on our loyalty program, as a way to reduce broad-based promotions, and we expect to see continued benefits, as we invest in customer retention efforts with more attractive rewards.

Early signals show a double-digit increase in orders with loyalty rewards, and we believe creating a fun and easy rewards loop will encourage all customers to shop like our best customers do today.

Our Resell as a Service business, or RaaS, continues to provide brands and retailers with the fastest and easiest way to deliver customizable and scalable resell experiences to their customers. Across our 50-plus brand customers, we now estimate that we power six of the 10 largest brand resale shops online, power more than 50% of total branded resale listings that are sold online and you can pick up a co-branded ThredUp Clean Out Kit in more than 800 stores nationwide.

As a reminder by leveraging ThredUp marketplace infrastructure, RaaS amplifies our supply advantage, increases our sell-through and return on assets, drives brand awareness and expand our long-term profitability metrics.

As I often do on these calls, I'd like to take a moment to remind you of ThredUp's steadfast commitment to balancing purpose and profit. Our mission of inspiring the world to think secondhand first remains the cornerstone of our strategy. Since our founding, we've now processed more than 172 million unique pieces of clothing, keeping clothes in circulation and out of landfills, while delivering incredible value to our millions of customers.

At the center of every decision we make is our business in brand-aligned, environmental, social and governance strategy, which guides us and helps fuel our success. At ThredUp, purpose and profits are inextricably linked.

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We were recently named a winner in Good Housekeeping's 2024 Sustainable Innovation Awards, which recognize products and services that have embraced a people, purpose and planet approach to sustainability. As we head into another year, I'm excited about our path forward and the impact we'll make globally on our people, our communities and the planet.

With that, I will now turn it over to Sean to go through our financial results and guidance in more detail.

Sean Sobers^ Thanks, James. I'll begin with an overview of our results and follow up with guidance for the first quarter and the full year. I will discuss non-GAAP results throughout my remarks. Our GAAP financials and a reconciliation between GAAP and non-GAAP are found in our earnings release, supplemental financials and our 10-K filing.

We are very proud of our Q4 results. For the fourth quarter of 2023, revenue totaled $81.4 million, an increase of 14% year-over-year.

Consignment revenue grew 49% year-over-year, while product revenue shrank by 25%. We are pleased with the growth in consignment revenue, driven by the transition of our RaaS clients and our European business to the consignment model. We would expect to continue to see outsized growth in consignment and declines in product revenue throughout 2024.

While the transition of these businesses to consignment should be a tailwind to gross margins over time, we expect it to mute revenue growth simply due to the accounting treatment.

As a reminder consignment payoffs reduce net revenue. We expect consignment revenue will be an increasingly larger part of our business throughout 2024.

Owned payouts are in COGS and reduce gross margin.

We expect owned revenue to be a smaller part of our business. As a result, we look to gross profit as the most relevant measure to evaluate the underlying growth rate of our business. We're happy to report that we accelerated our active buyer growth and achieved a record number of active buyers for the second consecutive quarter, reaching $1.8 million, up 9% year-over-year. Orders growth also accelerated to 17% year-over-year to $1.8 million.

For the fourth quarter of 2023, reported gross margin was 61.9%, as we implement our resale playbook in Europe, we made the strategic decision to take a onetime $1.9 million inventory write-off in Q4, a 230 basis point impact to gross margin. We expect that clearing this inventory will enable an improved customer experience, allowing shoppers to more easily access fresh inventory, while supporting a better margin profile and accelerating our shift to consignment.

We believe that this action is setting up our EU business for success in the coming year.

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Excluding this impact, our gross margin came in at 64.2%, 110 basis points ahead of last year, while our gross profit grew by 16%. Our consolidated results exceeded our expectations, driven by US gross margins of 77.5% and gross profit growth of 19%. This year-over-year expansion was a result of continued improvements in how we optimize our marketplace, including pricing, promotions, returns, payouts and fees.

For the fourth quarter of 2023, net loss was $14.6 million compared to a net loss of $19.5 million in the same quarter last year. Adjusted EBITDA loss was $2.1 million or a negative 2.6% of revenue for the fourth quarter of 2023. Excluding inventory write-off, adjusted EBITDA loss was just $200,000.

We reduced our adjusted EBITDA loss in Q4 by more than half versus last year, representing an approximate 560 basis point improvement, as we tightly managed expenses and leveraged our investments on higher revenue. To this point, we are proud to report that our hard work drove a 14% year-over-year revenue increase on just a 6% increase in operating expenses, illustrating the powerful leverage of our marketplace model.

Turning to the balance sheet. We began the fourth quarter with $80.2 million in cash and marketable securities and ended the quarter with $69.6 million. We used $10.6 million in cash in Q4.

While we continue to spend maintenance levels of CapEx of just $2.2 million, the step-up in our cash usage was largely due to seasonal timing within our accounts payable.

As a reminder, in Q4 of last year, we used $19.6 million in cash, illustrating the enormous progress we've made over the last four quarters. In 2024, we expect cash flow usage to significantly decline versus 2023.

In 2023, we are proud to have reduced our consolidated adjusted EBITDA loss in every quarter, achieved quarterly positive adjusted EBITDA in our U.S. business and continue to spend only maintenance levels of CapEx. We believe we will reach breakeven on a consolidated annual basis in 2024, as we scale the U.S. and improve Europe's margin profile.

As we look to 2024, please keep in mind the following. First, though our customer continues to feel the pressure of compounded inflation and higher interest rates, we are implementing a number of tactics to improve the customer experience, as James described. As our strategic initiatives roll out in both the U.S. and Europe, we expect our revenue to improve sequentially throughout the year, weighted towards the second half.

As a reminder, also consider that we spend more marketing dollars as a percentage of revenue in the first half of the year to drive buyers whose multiple annual purchases tend to yield revenue in the second half.

Second, gross margin improvement will be primarily driven by our ongoing work in the U.S. and Europe transition to consignment. Though the consignment transition will mute revenue growth due to the accounting treatment, consignment revenue will drive gross profit and margin improvement over time. We would expect gross margins to be better in the second half than in the first half as the transition

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progresses. In 2023, 66% of our consolidated revenues came from consignment, and we expect to see that percentage increase to approximately 80% in 2024.

Third, we continue to expect maintenance levels of CapEx of approximately $2 million per quarter until 2026, which provides us a high level of confidence that we can run the business with our existing cash until we reach cash flow positive. We want to reiterate that we do not anticipate our cash and marketable securities going below $50 million before reaching free cash flow positive, nor do we expect to turn to the capital markets or draw down our existing debt before them.

With all of that in mind, for the first quarter, we expect revenue in the range of $79 million to $81 million, gross margin in the range of 68.5% to 70.5% of revenue.

At the midpoint, this represents gross profit dollar growth of 9% year-over-year, adjusted EBITDA loss of 3% to 1% of revenue and basic weighted average shares outstanding of approximately 110 million shares.

For the full year of 2024, we now expect revenue in the range of approximately $340 million to $350 million; gross margin in the range of approximately 69.5% to 71.5% of revenue. At the midpoint, this represents a gross profit dollar growth of 14% year-over-year. Positive adjusted EBITDA of 0.5% to 1.5% of revenue and basic weighted average shares outstanding of approximately 114 million shares.

In closing, we are extremely proud of the progress we have made towards growth and profitability goals in 2023 and look forward to delivering steady growth and continued leverage in 2024, as we achieved positive adjusted EBITDA on a consolidated basis.

James and I are now ready for your questions.

Operator, please open the line.

Operator^ Thank you. Ladies and gentlemen, we will now begin the question-and-answer session. (Operator Instructions) One moment, please, for your first question. Your first question is from Ike Boruchow from Wells Fargo. Please ask your question.

Irwin Boruchow^ Hi guys. Good afternoon. I guess two for me, maybe one for James, one for Sean. On the active buyer growth, so James, you guys have kind of reinflected, now you're back to growth, good to see. So maybe just, can you give us a little bit more detail on what exactly you guys have done to kind of get you guys back in good shape there? Then just a second follow-up for Sean or James.

But it's just on the consignment mix is having a big impact on the margins in the model. Can you just be a little bit more specific of what you expect based on the Q1 and fiscal year guide, what you expect consignment to be as a percent of revenue? Is that way we can kind of just build it from Q1 kind of through Q4 as the transition is taking place?

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James Reinhart^ Sure. Yes, on the first one, I think over the last couple of quarters, we really reoriented the customer acquisition strategy to focus on a slightly more premium customer -- a customer who we thought we had the right inventory mix for and I think you're just starting to see that strategy pay off, and that's driven the active buyer growth. We expect that to continue into 2024 to sort of refocus on the customer, real focus on retention and loyalty has driven the upside. So we feel very good about that return to growth and really how that compound as we move through 2024. I'll Sean talk a little bit about the consignment piece.

Sean Sobers^ Yes, on consignment for Q1, I think a bit about mid-70s as a total percentage of revenue, and that will grow throughout the year to be about 80% for the full year.

Irwin Boruchow^ Perfect. Thanks, guys.

Operator^ Thank you. Your next question is from Anna Andreeva from Needham & Company. Please ask your question.

Anna Andreeva^ Great. Thanks, so much. Thanks for taking our question. Two quick ones from us. So on the product revenue side of things, down 25%, was that what you guys expected for the quarter, just given the shift to consignment?

And can you also, secondly, talk about what you're seeing with the underlying demand in Europe? I remember you had talked about sluggishness as the quarter unfolded. Just curious if the trend got better and if you're seeing anything differently quarter-to-date? Thanks, guys.

Sean Sobers^ Yes. From a product revenue perspective, that is what we forecasted and what we expected. So , nothing new or surprising for us on that side.

James Reinhart^ Yes. On the demand side, I mean I think inflation in the areas that we serve in Europe has been elevated relative to the U.S., and so that's definitely affected the demand curve. But I think we've seen better year-to-date results. Certainly, some of the work that we're doing on the product mix, consignment mix in Europe is helping. So we think the selection that we have in Europe is better, and I think customers are seeing that.

So we feel pretty good about where the demand curve is in Europe and the guidance for the year reflects that.

Anna Andreeva^ Awesome. Thanks so much. Best of luck.

Operator^ Thank you. Your next question is from Tom Nikic from Wedbush. Please ask your question.

Tom Nikic^ Hi thanks for taking my question. I just wanted to ask about the write-off of inventory in Europe. I guess obviously that's something that you'd like to avoid generally speaking. I guess kind of have you sort of made any changes besides the kind of consignment mix shift that you're trying to do. But

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like any kind of changes in the way you take in product in Europe to kind of ensure that you kind of are bringing in higher quality inventory and higher quality products, so that you don't go to see a situation like this again?

James Reinhart^ Yes, hi Tom, yes, I mean I think all through last year, we had been making improvements to what that mix looks like, laying the foundations for consignment. But a lot of the product that we wrote down was stuff where we were in negotiations to buy that product well over a year ago, right? And the market has changed. Our approach to the business had changed. So ultimately, it was about what's the best way to serve the customer on a go-forward basis.

And we found that, that product over a year old was crowding out, frankly, some of the best stuff in the browsing experience. So -- for us, it was, hey, we're full speed ahead on the consignment transition. We feel very good about the strategy in place to get that done. And let's not have any of that sort of legacy products holding us back, whether that's in our facility, in the browsing and search experience or even just kind of like having to move it around. So it's definitely not something we anticipate doing again but we thought it was the best thing for the customer as we move forward.

Tom Nikic^ Understood. If I could ask one more. I just wanted to ask about marketing. So , marketing obviously was kind of down in Q4. It was kind of its lowest level really since 2020.

I guess how do we kind of think about, I guess the reinvestment in marketing going forward and helping to grab the top line, drive better performance in Europe, etcetera.

James Reinhart^ Yes. I mean I think Tom, the marketing is always lower in Q4. So that's typically our playbook. I think this Q4, even in particular, we expected it to be a competitive holiday season. We expect the consumers to feel squeezed around how to spend those discretionary dollars.

And so I think we thought it was even smarter to push some of that spend in Q4 into Q1, where we thought it would be more productive. I think that's what we're seeing. So I think it fits our seasonal pattern and -- but our expectation is to continue to drive top line through marketing spend. But at the same time, moving slowly towards our long-term targets that we set out at the IPO, and we're sort of on that glide path as we think about 2024.

Tom Nikic^ Great. Thanks very much for taking my questions, and best of luck for this year.

Sean Sobers^ Thanks.

James Reinhart^ Thanks.

Operator^ Thank you. Your next question is from Edward Yruma from Piper Sandler. Please ask your question.

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Edward Yruma^ Hi. Good afternoon. Thanks for taking my question. Two for me, I guess first, some very constructive comments around Gen AI. Curious kind of what the cost structure for that looks like and kind of what the uptake has been thus far?

Then second, I know, you guys have complained a little bit about the inventory situation in first price. Obviously results got better in the fourth quarter. Are you starting to see some of that industry inventory normalized? And do you think it's kind of allowing some of your price gaps to better show? Thank you.

James Reinhart^ Yes. Hi Ed, let me just hit the second one first. Yes. I mean we're definitely seeing the inventory levels across sort of our competitive set normalize. So I think that, that actually really sets up our value proposition to perform well as we get into 2024.

I would say the only counterpoint to that is, as you have seen mentioned talked about, right? There is still a squeeze on the discretionary dollar. So I think as that maybe eases throughout the year, combined with leaner inventories, I think ThredUp is positioned very well for that. But we certainly see a better competitive environment for our product.

On the Gen AI stuff, similar to my prepared remarks, I remain very bullish, on its ability to improve our business really disproportionately compared to others. Given the long tail of product, the constantly changing nature of our product, we really rely on sort of the dynamic nature of the technology to do a lot of work that would otherwise be done by inferior algorithms.

So I'm very bullish on its ability to delight the customer on the front end. I think we're working on a number of things that will start to materialize this year that I think will really change how consumers shop resale. So I'm very excited about that.

Then the last part would be on the operations side is, we've been employing AI in a number of ways in our DCs for years. But I think just in the last 12 months, you've seen the step function change in what the technology can do. I think it has real implications for how productive our operations can be.

And what the margin profile can ultimately look like. So you can probably tell from my voice, I'm quite bullish on it. I think we're uniquely positioned to benefit from it.

Edward Yruma^ Great. Thank you.

Operator^ Thank you. Your next question is from Alexandra Steiger from Goldman Sachs. Please ask your question.

Alexandra Steiger^ Great. Thank you, so much. So we have a number of e-commerce, consumer companies, calling out a very weak January this year. So I'm just like wondering, what are you seeing among your customer base that would give you confidence in your Q1 guidance, you can comment a little bit on like the month-over-month dynamics you're seeing in your business? Then, one follow-up question just on the business initiatives and leverage AI.

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Can you maybe talk about the contribution or the growth contribution you expect for this year versus your assumption around a potential recovery in the broader consumer spending environment? Thank you.

James Reinhart^ Yes. Hi Alexandra, Yes. I don't think we are expecting AI to drive anything sort of in an outsized way in the results nor do we expect some big inflection later in the year on the consumer environment. I think our guidance reflects our best estimates of how the business is going to perform this year. I will say that AI is -- we've finally rolled out the new search and some of the work just in the last week or two. So we're only starting to see the benefits of the entire customer experience using it.

And so I think as we get better information, we'll sort of update those numbers.

As for Q1 and what other companies have said, I don't think Q1 is noticeably weaker than we expected. I mean I think our business tends to receive the hangover from Q4 Christmas, New Year's, holiday period, gift giving. So we see some of that normally in January. I think I don't think it's been an exceptional consumer environment, but I wouldn't characterize it as sort of dark or draconian. So -- but I think we expect the consumer to be challenged this year.

And so I think that's where we feel good about our active buyer growth and our gross profit growth in an environment like this one while we drive to positive EBITDA.

Alexandra Steiger^ Thank you.

Operator^ (Operator Instructions)+ Your next question is from Dana Telsey from Telsey Group. Please ask your question. Hello, Dana? Your line is now open.

Dana Telsey^ Hi Sorry. Hi everyone. As you -- in the fourth quarter and as you're thinking about 2024, how are you thinking about spending behavior by buyer cohort or buyer demographics and what you're seeing there? Then also, as you're thinking about the promotional environment, has the promotional environment or the competitive environment changed lately? Thank you.

James Reinhart^ Hi, Dana, on the buyer spend, I mean we continue to see very strong revenue per buyer metrics. I mean they were all-time highs in 2023. We expect them to continue to be strong. So I think our ability to drive share of wallet revenue per buyer growth. I think it continues to be -- we feel very good about.

I think as far as like the sort of nuance in the consumer environment, I don't think there's any sector in the consumer world that's immune to the sort of effects of compounded inflation and interest rates, whether you're a wealthier consumer who's dealing with higher borrowing costs or a more budget consumer that's dealing with food inflation, I think it's kind of hitting everyone.

And again I think part of why we feel good about where we're headed in 2024 is despite that environment still being able to grow the underlying growth rate to be in the teens as well as 600bps of margin

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Q4 2023 Earnings Call
expansion, it feels like a really great place for our business to live in 2024, given the environment. On the promotional side, as I said earlier with Ed, I mean I do think that the environment has gotten better, but I still think you may have a positive tailwind from the promotional environment with a bit of a headwind in the consumer discretionary worrld. So I think net of it, that's probably, cancel each other outlook.

Dana Telsey^ Got it. Then in Europe, with the shift to consignment in Europe. Any differences that you're noticing or insights taking away that would make it be accelerate or be faster or slower than what you may have originally expected?

James Reinhart^ I mean I think that the consumer, the seller in the countries that we operate in Europe, I think has been looking for a scaled convenient solution like this for some time. So I think the customer reception has been positive. But it is a transformation of the business and how shoppers are browsing and the number of items that they're buying in their orders. But so far, as we said, sell-through rates have been strong, and I think consumers are really liking that fresh product, differentiated products to the owned business that we had more of earlier in the year.

Dana Telsey^ Thank you.

Operator^ Thank you. There are no further questions at this time.

I will now hand the call back to James Reinhart, for the closing remarks.

James Reinhart^ Well thank you everyone, for joining us for our earnings call and guidance for the year.

Very excited about the year ahead, incredibly proud of the work in 2023 that we did to drive growth and expand margins. We expect more of the same, as we head into 2024. So we'll see you next time. Thanks.

Operator^ Thank you. Ladies and gentlemen, the conference has now ended. Thank you, all for joining. You may all disconnect.